                     CONSECO FINANCE CORP. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
            for the nine months ended September 30, 2000 and the year
                             ended December 31, 1999
                             (Dollars in millions)

                                                                         Nine months
                                                                            ended                  Year ended
                                                                        September 30,              December 31,
                                                                             2000                      1999
                                                                             ----                      ----
Pretax income (loss) from operations:
    Net income (loss)                                                       $(298.3)                   $ 47.9
    Add income tax expense (benefit)                                         (139.9)                    (16.4)
    Add cumulative effect of accounting change                                 45.5                       -
    Add extraordinary charge on extinguishment of debt                          -                         2.5
                                                                            -------                    ------

              Pretax income (loss) from operations                           (392.7)                     34.0
                                                                            -------                    ------

Add fixed charges:
    Interest expense on long-term debt                                        806.6                     341.3
    Portion of rental(a)                                                        7.7                       7.2
                                                                            -------                    ------

              Fixed charges                                                   814.3                     348.5
                                                                            -------                    ------
              Adjusted earnings                                             $ 421.6                    $382.5
                                                                            =======                    ======

              Ratio of earnings to fixed charges                              (b)                       1.10X
                                                                            =======                    ======

    (a)  Interest  portion of rental is assumed to be 33 percent.
    (b) Adjusted earnings were $392,700 million less than fixed charges. Adjusted earnings for the nine months ended September 30, 2000, included impairment charges and special charges of $217.1 million and $290.0 million, respectively, as described in greater detail in the accompanying notes to the consolidated financial statements.